IMPORTANT

ASPIRIANT TRUST

RE:	Supplement to the Global Custody Agreement (Our ref: D2617320)

Dear Sir or Madam,

I write to you on behalf of JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) and regarding the Global Custody Agreement dated 6th September 2012 between ASPIRIANT TRUST (formerly Aspiriant Global Equity Trust) acting on behalf of a series or funds (in this letter each severally referred to as the “Customer”, “you” or “yours”) and J.P. Morgan (as the same may be amended, restated and supplemented f rom time to time, the “Agreement”), pursuant to which J.P. Morgan provides safekeeping and asset servicing functions with respect to securities held for the Customer thereunder. Capitalised terms not otherwise defined herein, shall have the meaning ascribed them in the Agreement.

J.P. Morgan notes that you currently receive, or wish to receive, continuous linked settlement currency exchange services utilising the services of CLS Bank International, or (as the case may be) any other subsidiary of CLS Group Holdings AG and, in each case, any successor thereto and/or in each case any subsidiary thereof or subsidiary of any successor thereto (“CLS”), provided directly by J.P. Morgan or an affiliate or (as the case may be) by a related company (“CLS Services”) in the context of services provided by J.P. Morgan under the Agreement. Where J.P. Morgan provides CLS Services, J.P. Morgan shall do so only where provided with Instructions f rom the Customer or an Authorised Person under the Agreement.

J.P. Morgan shall provide, or continue to provide (as the case may be), CLS Services on the understanding that you agree that such provision shall be on the following terms:

1.	The Customer acknowledges and agrees that the definition of “Liabilities” in the Agreement - that which details the scope of liabilities, obligations and/or other commitments to which the Agreement’s liability, lien and set-off provisions apply - shall be construed as including any and all Liabilities incurred by J.P. Morgan in connection with the provision of CLS Services, and by countersigning this letter the Customer so acknowledges and agrees; and

2.	Any provision of the Agreement which sets out (i) the circumstances in which overdrafts or advances of credit may be extended by J.P. Morgan (in its absolute discretion) to the Customer in respect of its Cash Accounts (howsoever defined) and (ii) the terms and conditions upon which such overdrafts or advances are repayable by the Customer, shall be construed as including debit balances (and resulting overdrafts or advances) arising from CLS Services and such overdrafts and advances shall be repayable on the terms set out therein; and

3.	The Agreement shall be amended in the following manner with requisite modifications for defined terms used in the Agreement:

(a)	The definitions section of the Agreement shall be amended to include the following , with the relevant text added in the alphabetical list of definitions set out:

‘“CLS Bank” means CLS Bank International, or any other subsidiary of CLS Group Holdings AG and, in each case, any successor thereto and/or in each case any subsidiary thereof.

“CLS Services” means the provision of continuous linked settlement currency exchange services by J.P. Morgan (or via any of its Affiliates as the case may be), who is a participant of CLS Bank.”

(b)	Clause 6.3 shall be deleted and replaced with the following provision: “6.3 Special Settlement Services (including CLS Services)

(a)	J.P. Morgan may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including CLS Services) for transactions involving Securities, cash, foreign exchange, and other instruments or contracts. The Customer acknowledges and agrees that CLS Services shall be provided utilising CLS Bank and shall be on such terms as CLS Bank sets for CLS Services. Further, the Customer agrees it will provide J.P. Morgan with such documentation or assistance that J.P. Morgan may require regarding utilisation of CLS Services and/or adhere with any requirement of CLS Bank.

(b)	J.P. Morgan reserves the right to: (i) reverse any debit or credit made for the purpose of effecting foreign exchange transactions using CLS Bank at its absolute discretion; and/or (ii) restrict in good faith the availability of CLS Services for credit, operational or market reasons. J.P. Morgan will notify the Customer promptly of any such reversal or restriction and J.P. Morgan will not be liable for any Liabilities resulting from any such reversal or restriction. The Customer acknowledges and agrees it will be responsible for any costs or Liabilities resulting from such reversal.”

For the avoidance of doubt, you represent, acknowledge, and agree that provision of CLS Services shall be provided to you on the basis of the Agreement (as amended and supplemented by this letter) and, you agree that any and all security interests created, including any lien, pledge and/or right of set-off as detailed in the Agreement, shall expressly extend to any liabilities associated with CLS Services. J.P. Morgan’s fees for the services described herein shall be assessed by J.P. Morgan in accordance with the Agreement.

J.P. Morgan understands that you explicitly acknowledge and agree that the terms of the Agreement shall be amended and supplemented to reflect the matters set out above and that by countersigning this letter, the Agreement shall be so amended and supplemented. This letter shall be considered an addendum to the Agreement for all relevant purposes, reflecting legally binding commitments entered into by you and J.P. Morgan. This letter (i) may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement; and (ii) may be executed using electronic signatures, which the parties agree are intended to authenticate written, wet-ink signatures and to have the same force and effect as written, wet-ink signatures. Each party represents and warrants on a continuous basis that any electronic signature on this letter constitutes valid execution of this letter as well as amendment of the Agreement. Each party confirms that they have relied on the foregoing representations and warranties when accepting an electronic signature on this letter. Each party confirms that this letter constitutes an electronic record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such printed copies will be treated to the same extent and under the same conditions as other original business records created and maintained in documentary form. For the avoidance of doubt, this letter or any services related thereto shall not be rendered invalid, unenforceable or inadmissible if its counterparts have been signed or executed using electronic signatures or a mix of both electronic signatures and written, wet-ink signatures. The parties agree to promptly re-execute a conformed copy of this letter with written, wet-ink signatures if requested to do so by J.P. Morgan.

To the extent of any inconsistency between the provisions referred to in this letter and the relevant provisions of the Agreement, this letter shall prevail. This letter is subject to the same governing law and terms regarding jurisdiction as are set out in the Agreement.

J.P. Morgan further understands that you acknowledge and agree that all other parties to the Agreement (if any) have been notified with respect to the request to obtain CLS Services and offered an opportunity to object to relevant changes, where relevant; that the persons countersigning on your behalf are appropriately authorised and empowered to execute this instrument amending and supplementing the Agreement on your behalf; and that you shall hold J.P. Morgan harmless for any failure or omission in that regard.

Please confirm your agreement to the foregoing by countersigning and returning a copy of this letter to J.P. Morgan. If you have any questions about these arrangements, please do not hesitate in contacting your relationship manager at J.P. Morgan.

Yours faithfully

FOR and ON BEHALF OF JPMorgan Chase Bank, N.A.

Signature:	/s/ Carl Mehldau

Name:	Carl Mehldau

Title:	Executive Director

Date:	10/28/2025

Acknowledged and agreed by ASPIRIANT TRUST on behalf of each series or funds listed on Appendix A of the Agreement (as referred to in this letter)

Signature:	/s/ Benjamin D. Schmidt

Name:	Benjamin D. Schmidt

Title:	Secretary

Date:	10/28/2025

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